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                               December 12, 1996


VIA ELECTRONIC DELIVERY
-----------------------


Securities and Exchange Commission
Mail Stop 3-5
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549


          Re:  HealthDesk Corporation
               Registration Statement on Form SB-2
               File No. 333-14519



Ladies and Gentlemen:

     Please be advised that on behalf of our client, HealthDesk Corporation, a California corporation (the "Company"), we hereby withdraw the Company's acceleration request dated December 10, 1996. The Company expects to file an amendment to the above-referenced registration statement shortly.

     Thank you for your assistance with this matter.


                                   Very truly yours,

                                   GRAY CARY WARE & FREIDENRICH
                                   A Professional Corporation



                                   By:  /s/ David A. Hubb
                                      -------------------------------
                                        David A. Hubb



cc:  Michael Ryan, Securities and Exchange Commission
     Timothy S. Yamauchi
     Kenneth Selterman, Esq.
     The Nasdaq Stock Market, Attn: Jerry Crotty